Exhibit (2)(k)(3)

Carlyle Global Credit Investment Management L.L.C.

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

July 14, 2023

Carlyle Credit Income Fund

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

Re: Fee Waiver

Ladies and Gentlemen:

Carlyle Global Credit Investment Management L.L.C. (the “Adviser”) and Carlyle Credit Income Fund (the “Fund”) are parties to that certain Investment Advisory Agreement, dated as of July 14, 2023 (as may be amended from time to time, the “Investment Advisory Agreement”), pursuant to which the Fund is obligated to pay to the Adviser, among other things, a base management fee, calculated at the annualized rate of 1.75% of the Fund’s managed assets, and an income based incentive fee of 17.5% (together with the base management fee, the “Advisory Fees”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Investment Advisory Agreement.

This letter agreement (this “Agreement”) confirms the temporary waiver by the Adviser of a portion of the Advisory Fees payable by the Fund for a period of six months from the date hereof (the “Termination Date”), as follows:

The Adviser hereby agrees to temporarily waive a portion of the Advisory Fees on Fund managed assets that are invested in exchange-traded funds.

Amounts waived by the Adviser are not subject to recoupment by the Adviser. The Adviser may discontinue its obligation to waive its compensation under this Agreement at any time prior to the Termination Date only with the written consent of the Board of Trustees of the Fund.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

The Adviser understands and intends that the Company will rely on this undertaking in preparing and filing a prospectus and other documents for the Company with the Securities and Exchange Commission, in accruing the Company’s expenses for purposes of calculating its net asset value per share, and for other purposes as expressly permitted by the Adviser.

Carlyle Global Credit Investment Management L.L.C.

By:	/s/ Justin Plouffe
Name: Justin Plouffe
Title: Managing Director and Deputy Chief Investment Officer

[Signature Page to Fee Waiver Letter Agreement]

Agreed and Accepted:

Carlyle Credit Income Fund

By:	/s/ Lauren Basmadjian
Name:	Lauren Basmadjian
Title:	Principal Executive Officer

[Signature Page to Fee Waiver Letter Agreement]